Exhibit 99.1
Rivian Voluntarily Settles Securities Class Action Litigation

Irvine, California, October 23, 2025 – Rivian Automotive, Inc. (NASDAQ: RIVN) has announced today it has agreed to resolve the previously disclosed 2022 securities class action litigation pending in the United States District Court for the Central District of California (Crews v. Rivian Automotive, Inc. et al., Case No. 2:22-cv-01524-JLS-E).

The company denies the allegations in the suit and maintains that this agreement to settle is not an admission of fault or wrongdoing. However, settling will enable Rivian to focus its resources on the launch of its mass market R2 vehicle in the first half of 2026.

Under the terms of the settlement, which is subject to approval by the court, Rivian will pay $250M to settle the claims brought on behalf of purchasers of Rivian class A common stock between November 10, 2021, and March 10, 2022. Details of the settlement stipulation can be found at www.RivianSecuritiesLitigation.com.

If approved, all claims against Rivian and other defendants in this matter would be resolved. Rivian will pay the settlement through a combination of directors' and officers' liability insurance ($67M) and cash on hand ($183M).

About Rivian:
Rivian (NASDAQ: RIVN) is an American automotive manufacturer that develops and builds category-defining electric vehicles as well as software and services that address the entire lifecycle of the vehicle. The company creates innovative and technologically advanced products that are designed to excel at work and play with the goal of accelerating the global transition to zero-emission transportation and energy. Rivian vehicles are built in the United States and are sold directly to consumer and commercial customers. Whether taking families on new adventures or electrifying fleets at scale, Rivian vehicles all share a common goal — preserving the natural world for generations to come.

Learn more about the company, products, and careers at www.rivian.com.

Contacts:
Investors: ir@rivian.com

Media: Harry Porter, media@rivian.com